Exhibit 23.1
CONSENT OF MCGLADREY & PULLEN, LLP
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements pertaining to the 1991 Stock Option Plan and related amendment (Form S-8 No. 33-46890 and S-8/A No. 333-60438), the 2001 Stock Option Plan (Form S-8 No. 333-76102), the 2005 Non-Statutory Stock Option Plan and related amendments (Form S-8 No. 333-127447, S-8 No. 333-139737 and S-8 No. 333-161259), the 2010 Equity Incentive Plan (Form S-8 No. 333-174250) and the Registration Statement (Form S-3 No. 333-174247) of Technical Communications Corporation of our report dated December 22, 2011, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended September 24, 2011.
/s/ McGladrey & Pullen, LLP
Boston, Massachusetts
December 22, 2011